Exhibit 11

Reed Smith LLP
Reed Smith Center
285 Fifth Avenue
Suite 1200
Pittsburgh, PA 15222
412.288.3131
Fax 412.288.3063

April 21, 2010                                                   Form of Opinion

The Trustees of
California Investment Trust
44 Montgomery Street
Suite 2100
San Francisco, California 94104

Ladies and Gentlemen:

Equity Income Fund, U.S. Government Securities Fund and The United States Treasury Trust (the “Funds”), each a series of California Investment Trust, a Delaware statutory trust, propose to acquire the assets of SM&R Growth Fund, SM&R Equity Income Fund, SM&R Balanced Fund, SM&R Government Bond Fund and SM&R Money Market Fund for shares of the Funds (“Shares”) pursuant to the Agreements and Plans of Reorganization dated March 23, 2010 ("Agreement"), included as an exhibit to the registration statement of the Funds filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel to the Funds we have reviewed the appropriate documents relating to the organization of the Funds, their registration under the Investment Company Act of 1940, the registration of their securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated August 2, 2008 (“Declaration”), the Bylaws of the Funds, and such other documents and records deemed relevant for the purpose of rendering this opinion.  We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1.	The Funds are duly organized and validly existing pursuant to the Declaration.

2.
The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                   Very truly yours,

               /s/ Reed Smith LLP